Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2013

•	Record Service & Technology revenues of $81.7 million in the third quarter, an increase of 34% year over-year, meeting the high end of guidance

•	Adjusted EBITDA of $23.8 million, exceeding guidance

•	Net Income of $12.5 million, exceeding guidance

•	Total TiVo subscriptions now at approximately 3.9 million, up 32% year-over-year

•
Strong quarter of MSO gross subscription additions of close to 300 thousand; TiVo's strongest quarter of cable subscription additions to date, making it the largest quarterly growth in several years - since the early days of TiVo entering the cable DVR market

•	TiVo now covering nearly half of the subscribers at Virgin Media and a third at ONO

•	Com Hem, Sweden’s Largest Cable Operator, rolls out TiVo’s IPTV service

•
Blue Ridge Communications, a top 20 cable service provider, selects TiVo to deliver its advanced multi-screen television solution and user experience; Atlantic Broadband recently launched its TiVo solution

•	Out-of-Home Streaming launched on TiVo RoamioTM DVRs

•	Next generation network DVR prototype unveiled at the International Broadcasting Conference

•	TRA and comScore sign ‘first of its kind’ deal with P&G to be its single-source audience measurement solution

SAN JOSE, CA - November 26, 2013 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the third quarter ended October 31, 2013.

Tom Rogers, President and CEO of TiVo, said, “This was another solid quarter for TiVo. Service and technology revenue grew 34% year-over-year and Adjusted EBITDA was $23.8 million, exceeding guidance. Further, TiVo subscriptions rose to approximately 3.9 million in total, a 32% increase year-over-year; driven by a strong quarter of close to 300,000 MSO additions, our strongest cable distribution results to date as well as best subscription growth in several years. In fact the best quarter for TiVo subscription growth since TiVo began mass distribution of its technology and services in the cable DVR market. This growth is in stark contrast to the loss of video subs throughout the cable industry. The combination of subscription adds, the overwhelming response to the innovation TiVo Roamio represents, and the important audience research embrace from a top brand, demonstrate the progress TiVo has made over the last quarter and last several quarters.
"We continued to increase our operator distribution reach, signing a deal with Blue Ridge Communications. We launched our first IPTV implementation with Com Hem, highlighting our ability to offer the unique TiVo experience through virtually any type of video delivery platform and on numerous types of devices, and Atlantic Broadband recently launched our multi-screen offering. In addition, TiVo Roamio continues to be well received both by consumers and the press, with Roamio driving year-over-year increases in TiVo-Owned gross additions, at lower acquisition costs. We also continued our focus on innovation as we recently launched Out-of-Home Streaming on Roamio boxes.”
For the third quarter, service and technology revenues were $81.7 million. This compared to guidance of $80 million to $82 million and $61.0 million for the same quarter last year. TiVo reported net income of $12.5 million, compared to guidance of net income of $6 million to $8 million. This compared to a net income of $59.0 million in the same quarter last year. Adjusted EBITDA was $23.8 million, compared to guidance of $20 million to $22 million and to Adjusted EBITDA of $71.9 million for the same quarter last year. The year-ago net income and Adjusted EBITDA included one-time litigation proceeds of $78.4 million relating to the Verizon intellectual property settlement, and excluding the impact of the litigation proceeds and related spend both net income and Adjusted EBITDA grew significantly on year-over-year basis.
Rogers continued, "Our success to date has come as a result of TiVo’s ability to constantly evolve through innovation - whether this evolution is in the context of the retail product or for our MSO partners. Over the last several quarters, we have made significant progress on our three stages of product development focus - organization, mobilization and personalization, the combination of which makes for a very unique product offering.
"TiVo Roamio is the embodiment of this innovation and continues to garner positive critical acclaim. Over the quarter, we continued to enhance the Roamio platform, and recently launched Out-of-Home Streaming on our top Roamio products and TiVo Stream device, which allows users to stream and download live TV and favorite recorded content to their smart phones and tablets outside the home. Additionally, the TiVo Roamio platform will include the Opera TV solution in the near future, which at its launch will enable over 100 apps built on HTML5, and will include ones focused on entertainment, sports, weather, gaming, news and more. Further, this solution is expected to make it easier for content publishers to get apps onto the television and allow our MSO partners to bring more content to their subscribers. In addition, TiVo Roamio Pro and the TiVo Mobile iOS experience were named CES Innovations Honorees.

“The Roamio product suite also helped to drive TiVo-Owned gross subscription addition growth during the quarter - 10% year-over-year and 65% as compared to the second quarter. These subscriptions came in at a lower subscription acquisition cost due to better hardware economics, which is something we also expect to continue during Q4. Based on current trends, we expect to see accelerated year-over-year growth rates for TiVo-Owned gross additions in the fourth quarter, due to continued momentum and increased marketing efforts.
“As a result of our ability to innovate, evolve and enhance our product offering, our operator business continues to grow nicely. During the quarter we added approximately 300,000 MSO subscriptions, almost 25% better than last quarter’s growth. Roughly 80% of the increase in quarter over quarter net adds, of close to 60,000, was driven by MSO providers other than Virgin. This acceleration over both the second quarter and the prior year’s quarter led to our strongest subscription addition results since we’ve launched our cable operator activity. Additionally, our recently launched deployments have broadened the contributions to our sub growth, which are now coming from many operators. For example, Com Hem, Sweden’s largest cable provider, recently began rollout of the TiVo IPTV solution and is now marketing across its entire footprint. Early results have been positive and we look forward to seeing significant growth in our Com Hem deployment going forward.
“Additionally, Virgin Media and ONO in Spain continue to rapidly deploy TiVo, with TiVo now covering nearly half of the subscribers at Virgin Media and a third at ONO. Virgin Media also announced in September that it is offering access to Netflix to its TiVo subscribers. This is the first time an over the top offering such as Netflix has been accessible by subscribers through a Pay-TV platform, and the market really took note of the potential growth opportunity that broadband TV presents through cable. Additionally, working with TiVo, Com Hem is expected to be the second Pay-TV operator in the world to offer Netflix in December. We have the technology to allow multiple over the top providers to be seamlessly integrated into the cable operator’s experience which allows the operator to develop a broad portfolio of over the top content without being dependent on one provider.
“In the U.S., our momentum continued with strong results across multiple deployments, and Atlantic Broadband, owned by Montreal-based Cogeco Cable Inc., which serves more than 250,000 customers, recently began its TiVo deployment, and announced that it will be the first U.S. provider to deploy Roamio. Additionally, we announced yet another operator deal with Blue Ridge, a top 20 cable service provider based in Pennsylvania, that has selected TiVo to exclusively provide a next-generation whole home television solution and user experience for its advanced TV offerings across TV, Web and Mobile platforms.
“Further, at the International Broadcasting Conference this quarter, we highlighted some of our upcoming innovations including our Network DVR prototype, which will not only help operators transition storage from the set-top box to the cloud, but will more importantly help them better manage content in a cloud-based, TV Everywhere world as they deliver new features and increased personalization and experiences onto even more devices. While much of the TiVo service is already in the cloud, including features such as search and the TiVo recommendation engine, bringing our DVR capabilities into the cloud as well will provide operators with a flexible comprehensive solution that covers how current television is delivered today to a future, fully cloud-based offering, and almost everything in between.

“In terms of our audience research and measurement business, TRA recently announced new deals with P&G, dunnhumbyUSA and Simulmedia. The P&G deal is especially exciting as it expands the scope of our relationship with P&G by providing, in conjunction with comScore, one of the largest single-source cross-media solutions that anonymously matches media exposure from millions of households (TV, online video and banners) with actual purchase behavior from those same households. We believe our deal with P&G, a top consumer product advertiser on television, is a validation of TRA’s approach to helping make TV advertising buying more efficient and effective, and highlights the value TRA can drive for its customers."
Rogers concluded, "We executed well this past quarter, delivering strong financial results, adding MSO and retail subscriptions, driving new distribution, and continuing to bring to market innovative product features that we believe will define the future of the television industry. Together with further R&D cost reductions and smart capital allocation, we are confident that we are setting the stage for strong future performance.”
Management Provides Financial Guidance
For the fourth quarter of Fiscal Year 2014, TiVo anticipates service and technology revenues in the range of $83 million to $85 million, the midpoint of which is a close to a 30% increase from the $65.7 million reported in last year’s fourth quarter. Benefiting Q4 is an expected increase in MSO revenue growth, driven by a partial quarter of Virgin revenue recognition in Service revenue.
TiVo anticipates net income in the range of $2 million to $5 million, and an Adjusted EBITDA of $16 million to $19 million, which includes $4 million to $5 million of incremental seasonal marketing spend versus the prior quarter and an expected decline in hardware margin as MSO partners begin to deploy TiVo on 3rd party hardware.
This financial guidance is based on information available to management as of November 26, 2013. TiVo expressly disclaims any duty to update this guidance.Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).
Conference Call and Webcast
TiVo will host a conference call and Webcast to discuss the third quarter ended October 31, 2013 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 26, 2013. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 96412192). The Webcast will be archived and available through December 3, 2013 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 96412192.

About TiVo Inc.
Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2013 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), future growth in TiVo’s overall subscription base, future growth in our deployments with our MSO partners including Virgin Media, ONO, Com Hem, Atlantic Broadband, and Blue Ridge next year, future launch and features of the Opera TV solution on TiVo Roamio, lower subscription acquisition costs in TiVo's fourth quarter, increased year-over-year growth rates for TiVo's gross TiVo-Owned subscriptions in TiVo's fourth quarter, future TiVo product innovations such as a network DVR and cloud-based TV Everywhere solutions, future growth in TiVo’s audience research and measurement business, future decreases in TiVo R&D spending, and the future strength and value of TiVo's intellectual property portfolio. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2013, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2013, July 31, 2013, and October 31, 2013, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
Revenues
Service revenues	33,526	35,228	102,518	98,151
Technology revenues	48,133	25,727	117,914	71,439
Hardware revenues	35,597	21,072	79,487	45,462
Net revenues	117,256	82,027	299,919	215,052
Cost of revenues
Cost of service revenues	11,233	11,238	33,446	28,488
Cost of technology revenues	5,612	5,779	21,190	15,857
Cost of hardware revenues	33,017	23,434	73,470	56,336
Total cost of revenues	49,862	40,451	128,106	100,681
Gross margin	67,394	41,576	171,813	114,371
Research and development	27,242	28,277	80,009	88,489
Sales and marketing	10,189	7,958	27,765	21,425
Sales and marketing, subscription acquisition costs	2,628	1,560	6,483	5,189
General and administrative	15,839	21,772	60,850	63,367
Litigation proceeds	—	(78,441)	(108,102)	(78,441)
Total operating (income) expenses	55,898	(18,874)	67,005	100,029
Income from operations	11,496	60,450	104,808	14,342
Interest income	1,133	1,383	3,455	3,143
Interest expense and other expense, net	(2,165)	(1,958)	(6,104)	(5,906)
Income before income taxes	10,464	59,875	102,159	11,579
Benefit (provision) for income taxes	2,023	(848)	168,947	(1,067)
Net income	$12,487	$59,027	$271,106	$10,512

Net income per common share
Basic	$0.11	$0.49	$2.28	$0.09
Diluted	$0.10	$0.44	$1.98	$0.09

Income for purposes of computing net income per share:
Basic	$12,487	$59,027	$271,106	$10,512
Diluted	$13,739	$60,992	$274,863	$10,512

Weighted average common and common equivalent shares:
Basic	116,760,061	119,363,613	118,913,986	119,149,010
Diluted	136,736,001	138,587,931	139,124,386	123,353,443

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	October 31, 2013	January 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$196,259	$157,104
Short-term investments	831,607	470,136
Accounts receivable, net of allowance for doubtful accounts of $425 and $362, respectively	37,938	40,102
Inventories	18,514	14,500
Deferred cost of technology revenues, current	7,839	14,713
Deferred tax asset, current	92,178	—
Prepaid expenses and other, current	14,630	9,168
Total current assets	1,198,965	705,723
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $51,599 and $51,012, respectively	11,379	10,300
Developed technology and intangible assets, net of accumulated amortization of $24,949 and $21,323, respectively	12,460	16,086
Deferred cost of technology revenues, long-term	21,655	16,011
Deferred tax asset, long-term	79,586	—
Goodwill	12,266	12,266
Prepaid expenses and other, long-term	2,602	3,267
Total long-term assets	139,948	57,930
Total assets	$1,338,913	$763,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$33,278	$24,492
Accrued liabilities	47,100	50,043
Deferred revenue, current	172,036	103,505
Total current liabilities	252,414	178,040
LONG-TERM LIABILITIES
Deferred revenue, long-term	357,869	71,823
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	405	526
Total long-term liabilities	530,774	244,849
Total liabilities	783,188	422,889
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 134,192,051 and 129,545,267, respectively, and outstanding shares are 121,929,986 and 125,622,357, respectively	134	129
Treasury stock, at cost: 12,262,065 shares and 3,922,910 shares, respectively	(133,090)	(37,791)
Additional paid-in capital	1,099,459	1,060,532
Accumulated deficit	(411,222)	(682,328)
Accumulated other comprehensive income	444	222
Total stockholders’ equity	555,725	340,764
Total liabilities and stockholders’ equity	$1,338,913	$763,653

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended October 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$271,106	$10,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	7,778	6,622
Stock-based compensation expense	27,453	25,163
Amortization of discounts and premiums on investments	5,591	4,097
Deferred income taxes	(171,764)	—
Amortization of deferred debt issuance costs	721	721
Excess tax benefits from employee stock-based compensation	(515)	—
Allowance for doubtful accounts	199	196
Changes in assets and liabilities:
Accounts receivable	1,965	(3,124)
Inventories	(4,014)	1,545
Deferred cost of technology revenues	1,499	(1,916)
Prepaid expenses and other	(3,049)	(1,947)
Accounts payable	8,961	(6,377)
Accrued liabilities	(2,307)	(3,619)
Deferred revenue	354,577	20,122
Deferred rent and other long-term liabilities	(121)	21
Net cash provided by operating activities	$498,080	$52,016
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(747,404)	(429,262)
Sales or maturities of short-term investments	378,095	427,925
Acquisition of business, net of cash and cash equivalents acquired	—	(24,481)
Acquisition of property and equipment	(5,406)	(4,594)
Acquisition of capitalized software and intangibles	—	(95)
Net cash used in investing activities	$(374,715)	$(30,507)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	6,783	5,788
Proceeds from issuance of common stock related to employee stock purchase plan	3,791	3,741
Excess tax benefits from employee stock-based compensation	515	—
Treasury stock - repurchase of stock	(95,299)	(23,127)
Net cash used in financing activities	$(84,210)	$(13,598)
NET INCREASE IN CASH AND CASH EQUIVALENTS	$39,155	$7,911
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	157,104	169,555
Balance at end of period	$196,259	$177,466

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	October 31		Three Months Ending
	2013	2012	January 31, 2014
	(In thousands)		(In millions)
Net Income	$12,487	$59,027	$2 -$5
Add back:
Depreciation & amortization	2,459	2,463	$3
Interest income & expense, other	1,032	582	$1
Benefit (provision) for income tax	(2,023)	848	—
EBITDA	13,955	62,920	$6 - $9
Stock-based compensation	9,843	9,018	$10 - $10
Adjusted EBITDA	$23,798	$71,938	$16 - $19
Litigation expenses	1,408	9,473	—
Litigation proceeds (past damage awards)	—	(78,441)	—
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$25,206	$2,970	$16 -$19

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended October 31,
(Subscriptions in thousands)	2013	2012
TiVo-Owned Subscription Gross Additions:	33	30
Subscription Net Additions/(Losses):
TiVo-Owned	(21)	(15)
MSOs	295	240
Total Subscription Net Additions/(Losses)	274	225
Cumulative Subscriptions:
TiVo-Owned	960	1,042
MSOs	2,930	1,898
Total Cumulative Subscriptions	3,890	2,940
Fully Amortized Active	169	208
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	52%	54%

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our subscription base during the three months ended October 31, 2013 and October 31, 2012, respectively. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices and for which TiVo incurs acquisition costs. The MSO lines refer to subscriptions sold to consumers by MSOs such as Virgin, ONO, RCN, Grande, GCI, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or TiVo mini for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned or MSO subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned or MSO subscriptions may be present in a single household. We currently do not report based on households. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. Prior to November 1, 2011 we amortized all product lifetime subscriptions over a 60 month period. Effective November 1, 2011, we have extended the period we use to recognize product lifetime subscription revenues from 60 months to 66 months for product lifetime subscriptions where we have not recognized all of the related deferred revenue as of the reassessment date. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, or a TiVo-enabled device which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2013	2012
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	974	1,050
TiVo-Owned subscription cancellations	(54)	(45)
TiVo-Owned Churn Rate per month	(1.8)%	(1.4)%

The increase in the number of subscriptions that canceled during the quarter ended October 31, 2013 was related to a one-time non-recurring event of approximately 12,000 subscription cancellations from one specific corporate customer, Healthcast. Without the cancellations from this customer, our Churn Rate per month would have remained flat.

TiVo-Owned Churn Rate per Month.
Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2013	2012	2013	2012
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,628	$1,560	$9,954	$6,509
Hardware revenues	(35,597)	(21,072)	(102,616)	(61,890)
Less: MSOs'-related hardware revenues	25,759	13,051	78,698	40,656
Cost of hardware revenues	33,017	23,434	95,317	76,704
Less: MSOs'-related cost of hardware revenues	(20,530)	(11,841)	(58,029)	(36,811)
Total Acquisition Costs	5,277	5,132	23,324	25,168
TiVo-Owned Subscription Gross Additions	33	30	112	114
Subscription Acquisition Costs (SAC)	$160	$171	$208	$221

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$33,526	$35,228
Less: MSOs'-related service revenues	(8,550)	(7,719)
TiVo-Owned-related service revenues	24,976	27,509
Average TiVo-Owned revenues per month	8,325	9,170
Average TiVo-Owned subscriptions per month	974	1,050
TiVo-Owned ARPU per month	$8.55	$8.73

	Three Months Ended October 31,
MSOs' Average Revenue per Subscription	2013	2012
	(In thousands, except ARPU)
Total Service revenues	$33,526	$35,228
Less: TiVo-Owned-related service revenues	(24,976)	(27,509)
MSOs'-related service revenues	8,550	7,719
Average MSOs' revenues per month	2,850	2,573
Average MSOs' subscriptions per month	2,775	1,771
MSOs' ARPU per month	$1.03	$1.45

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber, subscription, or a TiVo-enabled device which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs' ARPU if such fixed minimum fee is spread over a small number of subscriptions. Additionally, ARPU for our MSO subscriptions may not be reflective of revenues received by TiVo as in certain cases the cost of development for such MSO customer may be deferred on our condensed consolidated balance sheets until later when related revenues from service fees are received and are first recognized as technology revenues by us until the previously deferred costs of development are fully expensed. This recognition of service fees as technology revenues will have the effect of lowering ARPU for certain of our MSO subscriptions until such costs of development are fully expensed. Additionally, the ARPU for subscriptions generated from different MSOs may vary significantly as a result of these factors and other factors such as the size of such MSO's subscription base and the existence of financial guarantees and exclusivity commitments from certain MSOs and how subscriptions are defined in each such agreement.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs’ subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.